Exhibit 21
SUBSIDIARIES OF THE COMPANY
Arkansas Lime Company, an Arkansas Corporation
Colorado Lime Company, a Colorado Corporation
Texas Lime Company, a Texas Corporation
U.S. Lime Company – Houston, a Texas Corporation
U.S. Lime Company – Shreveport, a Louisiana Corporation
U.S. Lime Company – St. Clair, a Delaware Corporation
U.S. Lime Company – O & G LLC, a Texas Corporation
ACT Holdings, Inc., a Texas Corporation